Exhibit 99.4

Capital Actions

Fifth Third Bancorp (“Fifth Third” or “the Company”) today announced actions to strengthen its capital position in light of continued deterioration in credit trends during the second quarter of 2008 and its view that conditions are unlikely to improve in the near-term. The Company’s Board of Directors has approved the following actions:

•	The planned issuance of $1 billion in Tier 1 capital in the form of convertible preferred shares.

•

A reduction in the quarterly dividend level. The Company declared its second quarter cash dividend on its common stock and set the level at $0.15 per share, a reduction from the previous $0.44 per share quarterly level. The new dividend is payable on July 22, 2008, to holders of record on June 30, 2008.

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The anticipated sales of certain non-core businesses that, if successfully completed, would supplement common equity capital by an estimated additional $1 billion or more. Fifth Third owns several non-strategic businesses that are not significantly synergistic with its core financial services businesses. We expect these transactions to be completed over the course of the next several quarters.

In conjunction with these actions and a more difficult operating environment, Fifth Third is revising its capital targets and is now targeting an 8 to 9 percent range for its Tier 1 capital ratio. The convertible preferred share issuance and dividend reduction will allow us to readily meet our higher Tier 1 capital ratio target throughout the remainder of 2008. We believe, given the uncertainty with respect to trends in the economy and credit environment, that proceeding with the sale of certain non-core businesses will ensure we remain within our capital ratio target as we move through 2009.

We expect our Tier 1 capital ratio at the end of the second quarter of 2008 to be approximately 8.5 percent, which includes the impact of the First Charter acquisition and related purchase accounting adjustments, which reduced tangible equity ratios by approximately 55 bps. This second quarter ratio does not include a potential reduction of approximately 20 basis points to the Tier 1 capital ratio that would result from an accounting charge to earnings related to leveraged leases in the second quarter of 2008, if we conclude that we are required to record a charge, as discussed more fully below.

For future quarters, we have re-evaluated our capital ratios under a range of scenarios for the credit environment. As part of the analysis of the capital actions described above, we considered the possibility of further deterioration in the second half of 2008, as well as continuation and acceleration of more severely stressed conditions through 2009. While viewed as unlikely, even if 2009 charge-off levels were to exceed 2008 expected charge-offs by up to 85 percent, we would expect our Tier 1 capital ratio to remain within the targeted 8 to 9 percent range. Our current outlook for 2008 net charge-offs is approximately 160 to 165 bps of total loans and leases, with second half 2008 net charge-offs of approximately 170 bps annualized. We currently expect the year-end 2008 ratio of reserves to loans and leases to exceed 2 percent, with the actual amount subject to changes in credit trends and reserve modeling. Additionally, we currently expect 2009 net charge-offs to be higher than 2008 levels and provision expense to continue to exceed charge-offs, resulting in continued growth in our loan loss reserves. The expectations outlined in this paragraph apply irrespective of whether we ultimately determine it is appropriate to recognize an accounting charge to earnings relating to our tax position associated with leveraged leases, referenced in the preceding paragraph and discussed more fully later in this report.

The following table outlines the Company’s expected second quarter 2008 capital ratios reflecting the reduction in the second quarter dividend payable and the planned $1 billion convertible preferred share offering. The ratios do not include the benefit of the anticipated asset sales, which would be approximately 85-90 bps depending on the ratio at issue, or the possible effect of a second quarter 2008 charge related to leveraged leases outlined more fully below. In conjunction with the planned convertible preferred share offering, the Company has replaced its previous tangible common equity target with a tangible equity target reflecting the presence of preferred shares within its capital structure. The tangible common equity ratio at the end of the second quarter of 2008 is expected to be approximately 5.4 to 5.5 percent.

	Including planned issuance	Target range	Regulatory “Well- Capitalized” Minimum
Tier 1 capital ratio	8.5%	8-9%	6%
Total capital ratio	12.2%	11.5-12.5%	10%
Tangible equity ratio	6.3%	6-7%	n/a

Management Discussion of Trends

The following are expected results for the second quarter of 2008 and are based on actual results from April and May and current forecasts for June. Actual results for June are subject to variability due to a variety of factors, including those outlined in the Forward Looking Statements discussion at the end of this report. The following discussion is predicated on certain significant factors and the level and variation of our earnings. Our estimates and actual results for the second quarter of 2008 and any other period may differ from estimates, either for reasons outlined below or for reasons not currently contemplated.

We expect second quarter of 2008 net income to be reduced by increased provision expenses for credit losses. Second quarter reported earnings per share are currently expected to be in the range of $0.01 to $0.05 per share. This range excludes the potential impact to second quarter earnings of an accounting charge that we may determine is necessary to address any downside risk related to the tax treatment of our leveraged leases, as discussed more fully below.

We anticipate that second quarter results will reflect a continuation of recent strong core operating trends, with net interest income and noninterest income growth in excess of prior expectations, and with noninterest expense growth below prior expectations. Forecasts of credit trends for the second quarter incorporate recent deterioration, with nonperforming asset growth and net charge-off growth above expectations but decelerating. The primary cause of net charge-offs in excess of earlier forecasts is higher than expected loss severities, particularly related to real estate values, concentrated in those tied to residential real estate. Reflecting these recent adverse credit trends, we expect significant growth in our loan loss reserve and the ratio of our loan loss reserve to loans and leases, with provisioning significantly in excess of net charge-offs during the quarter.

Operating trends

Net interest income is forecasted to grow more than 10 percent compared with the second quarter of 2007. The net interest margin is expected to exceed 3.40 percent in the second quarter, compared with 3.41 percent in the first quarter of 2008. These forecasts exceed our previous expectations for the quarter. Average loans are expected to grow approximately 10 percent from the first quarter of 2008, with very strong growth in commercial balances partially offset by a slight decline in consumer loans, and average core deposits are expected to grow approximately 3 percent. Transaction deposits, excluding CDs, are expected to grow approximately 5 percent.

Noninterest income is expected to grow more than 10 percent year-over-year. We expect payments processing revenue growth to remain strong with an increase of related fee income in the mid-teens, as well as double-digit growth in deposit, mortgage banking and corporate banking fees. Other noninterest income is expected to decline approximately $40 million year-over-year, primarily the result of $10-15 million in losses on other real estate owned (OREO) in second quarter of 2008 and $16 million in gains in the second quarter of 2007 on the sale of selected credit card accounts. We do not expect other significant unusual items to contribute to noninterest income growth.

Noninterest expense is expected to grow more than 10 percent year-over-year. The growth rate includes the effect of several key drivers: First Charter merger-related charges, 2 percent; effect of acquisition of First Charter, 1 percent; effect of acquisition of R-G Crown, 1 percent; effect of adoption of FAS 159 for mortgage loans held for sale, 2 percent; and the effect of growth in provision expense for unfunded commitments, 3 percent. Excluding the previously mentioned items, expense growth would be approximately 4 percent year-over-year, driven primarily by continued strong top line growth in transaction processing.

Credit trends

Provision expense for loan and lease losses for the second quarter of 2008 is currently expected to be approximately $700-725 million. The increase in provision expense for loan and lease losses is primarily driven by higher inherent loss expectations resulting from trends in severities of loss on collateral as well as in nonperforming and other criticized assets. Management expects that elevated recent losses are likely to be more indicative of inherent rates of loss in the portfolio than previous loss experience recognized six or twelve months ago. As a result, we are further adjusting qualitative factors in our loss models to place greater emphasis on the current environment for defaults and losses given default. We currently expect the second quarter loan loss provision to exceed charge-offs by approximately $350-375 million, which is expected to increase the ratio of reserves for loan losses to loans and leases to approximately 1.8 percent at end of the current quarter. We also expect to record provision expense for unfunded commitments in other noninterest expense of approximately $20 million in the second quarter of 2008.

Second quarter net charge-offs are currently expected to be approximately $340-350 million, or approximately 165 to 170 bps of total loans and leases. The expected net charge-off ratio for commercial loans is approximately 150 bps, compared with 121 bps in the first quarter 2008, and for consumer loans is approximately 190 bps, compared with 158 bps in the first quarter 2008. We currently expect a modestly lower second quarter net charge-off ratio in the commercial real estate portfolios, down from the high levels experienced in the first quarter. The expected increase in the net charge-off ratio in the second quarter in the commercial and industrial loan portfolio was driven by a $25 million charge-off in Illinois as well as particular weakness among businesses associated with residential construction activities. The increase in the net charge-off ratio on consumer loans is due to significantly higher residential real estate related losses primarily in Florida and Michigan.

Nonperforming assets (NPAs) at the end of the quarter are expected to increase approximately 40-45 percent from the first quarter of 2008, to approximately 2.6 percent of total loans, leases and other real estate owned. The inclusion of First Charter is expected to contribute approximately $35-40 million in second quarter growth in total NPAs. Commercial NPAs are expected to increase approximately 45 percent from the first quarter of 2008, including 3 percent related to First Charter, driven primarily by continued deterioration in the commercial construction and commercial mortgage portfolios in Eastern Michigan and Florida. Consumer NPAs are expected to increase approximately 35 percent from the first quarter of 2008, driven by growth in the residential mortgage and home equity portfolios and in Michigan and Florida. Troubled debt restructurings for consumer borrowers implemented during the second quarter are expected to total approximately $165 million, representing 90 percent of consumer NPA growth and a 25 percent of total NPA growth.

Lease litigation

As we have previously disclosed, the Company filed suit against the IRS seeking a refund of taxes paid as a result of the audit of the 1997 tax year. This suit involves a determination of the correct tax treatment of certain leveraged leases entered into by the Company. The outcome of this litigation will likely impact a number of leveraged leases that we entered into during 1997 through 2004. In our case, on April 17, 2008, the jury rendered a verdict in the form of a series of answers to special interrogatories. As discussed in our first quarter Form 10-Q, some of the jury’s answers to the interrogatories favored Fifth Third and some favored the IRS. On June 10, 2008, the judge issued an order denying cross-motions for judgment as a matter of law. Both the IRS and Fifth Third will be filing briefs during the second and third quarters, after which the court will issue its ruling. In addition to the developments in our case, during the second quarter of 2008 two other decisions involving the tax treatment of leveraged leases were issued where the courts found in favor of the IRS. To date, the decisions that have been issued are dependent on the specific facts in each case. In light of these recent decisions, we are currently in the process of investigating and determining the likelihood that we will ultimately prevail. We continue to believe that our tax treatment was proper under the tax law as it existed at the time the tax benefits were reported. On an ongoing basis, we are required under applicable accounting standards to assess the likely outcome of this litigation. We have not yet completed the assessment of recent developments. If we conclude for the June 30, 2008 reporting period that we no longer meet the more-likely-than-not recognition threshold required by FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” we estimate that an after-tax charge of approximately $250 million would be required to address any downside risk related to the tax treatment of our leveraged leases. Of this amount, approximately $85 million represents a non-cash charge associated with FASB Staff Position FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction”. This amount would then be recognized in income over the remaining life of the affected leveraged leases.

Other matters

Goldman, Sachs & Co. served as capital advisor in Fifth Third’s capital planning.

Other events

We expect to report second quarter 2008 earnings on July 22, 2008. The earnings announcement will be available at www.53.com at approximately 6:30 AM ET. We will host a conference call at approximately 8:30 AM ET the morning of the release to discuss results.

FORWARD-LOOKING STATEMENTS

This report contains or incorporates estimates and statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, including the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically, the real estate market, either national or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) our ability to maintain required capital levels and adequate sources of funding and liquidity; (7) changes and trends in capital markets; (8) competitive pressures among depository institutions increase significantly; (9) effects of critical accounting policies and judgments and the use of estimates for results of current or future periods; (10) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (11) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (12) ability to maintain favorable ratings from rating agencies; (13) fluctuation of Fifth Third’s stock price; (14) ability to attract and retain key personnel; (15) ability to receive dividends from its subsidiaries; (16) the potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (17) effects of accounting or financial results of one or more acquired entities; (18) difficulties in combining the operations of acquired entities; (19) ability to secure confidential information through the use of computer systems and telecommunications networks; and (20) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the United States Securities and Exchange Commission (SEC). Copies of this filing are available at no cost on the SEC’s Web site at www.sec.gov or on the Fifth Third’s Web site at www.53.com. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.